Exhibit 99.1

FOR IMMEDIATE RELEASE

Group 1 Automotive Completes Redemption of All Outstanding 5.000% Senior Notes Due 2022

HOUSTON, TX, September 2, 2020 — Group 1 Automotive, Inc. (NYSE: GPI), (“Group 1” or the “Company”), an international, Fortune 500 automotive retailer, today announced that it has completed the redemption of all of its outstanding 5.000% senior notes due 2022 (CUSIP No. 398905 AK5) (the “2022 Notes”).

The redemption was funded from the proceeds of the Company’s recently completed offering of $550 million aggregate principal amount of 4.000% senior notes due 2028 (“2028 Notes”) and cash on hand. This transaction will lower annual interest expense by approximately $5.5 million.

“We are pleased that Group 1 has been able to materially lower future interest expense by refinancing the 2022 Notes with the proceeds from the 2028 Notes and cash on hand at a much lower interest rate,” said Daniel McHenry, Group 1’s senior vice president and chief financial officer. “This transaction also allows the Company to extend the debt maturity from 2022 to 2028. We are very appreciative of our bank partners who made this refinance possible.”

ABOUT GROUP 1 AUTOMOTIVE, INC.

Group 1 owns and operates 186 automotive dealerships, 242 franchises, and 49 collision centers in the United States, the United Kingdom and Brazil that offer 31 brands of automobiles. Through its dealerships, the Company sells new and used cars and light trucks; arranges related vehicle financing; sells service contracts; provides automotive maintenance and repair services; and sells vehicle parts.

Investors please visit www.group1corp.com, www.group1auto.com, www.group1collision.com, www.facebook.com/group1auto, and www.twitter.com/group1auto, where Group 1 discloses additional information about the Company, its business, and its results of operations.

Investor contacts:

Sheila Roth

Manager, Investor Relations

Group 1 Automotive, Inc.

713-647-5741 | sroth@group1auto.com

Media contacts:

Pete DeLongchamps

Senior V.P. Manufacturer Relations, Financial Services and Public Affairs

Group 1 Automotive, Inc.

713-647-5770 | pdelongchamps@group1auto.com

or

Clint Woods

Pierpont Communications, Inc.

713-627-2223 | cwoods@piercom.com

SOURCE: Group 1 Automotive, Inc.